Exhibit 10.15

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this date of September 6, 2019, by and between IronNet Cybersecurity, Inc., a Delaware corporation (the “Company”), and James Gerber(“Executive”). The Company will continue to employ Executive and Executive accepts such continued employment upon the terms and conditions set forth in this Agreement.

1. Term. Executive’s employment under this Agreement will begin on May 29th, 2019 (“Commencement Date”) and continue until terminated at the will of either party for any reason or no reason, with or without notice, cause or liability (“Term”), subject to the terms set forth in Section 4.

2. Duties and Extent of Services.

a. Duties. Executive shall be employed as Chief Financial Officer reporting directly to the Co-Chief Executive Officers or Chief Executive Officer (in either case, the “CEO”), with such duties and responsibilities as are normally incident to the such title, and such other duties as determined by the CEO.

b. Extent of Services. During the Term, Executive shall devote substantially all of Executive’s working time and reasonable best efforts to the advancement of the Company and interests of the Company and to the discharge of Executive’s duties and responsibilities hereunder; provided, however, that nothing in this Agreement shall preclude Executive from devoting reasonable periods required for (i) participating in professional, educational, philanthropic, public interest, charitable, social or community activities, (ii) serving as a director or member of an advisory committee of any corporation or other entity that Executive is serving on as of the Commencement Date or any other corporation or entity that is not in competition with the Company without discussion and consent of the CEO, or (iii) managing his personal investments; provided, further, that any such activities set forth in clauses (i) through (iii) above do not materially interfere with the Executive’s regular performance of his duties and responsibilities hereunder. Executive shall not engage in any activity which is in any way in conflict with the interests of the Company or that would interfere in any respect with the performance of Executive’s duties and responsibilities to the Company.

3. Compensation and Benefits

As compensation for all services performed by Executive hereunder during the term, and subject to performance of Executive’s duties and responsibilities to the Company, pursuant to this Agreement or otherwise:

a. Base Salary and Bonus. The Company shall pay Executive a base salary, at the annualized rate of $340,000 per year, payable in bi-weekly increments in accordance with the Company’s normal payroll schedule. Executive’s base salary may be increased (but not decreased below the original base salary amount) from time to time, subject to the performance of goals and/or milestones established by the Company. Following the end of each fiscal quarter, Executive shall also be eligible for a quarterly bonus of up to 20% of Executive’s quarterly base salary rate, based upon Executive’s individual performance during such quarter and the performance during such quarter of the Company’s sales teams and the Company overall, as determined by the Company in its sole discretion. At the Company’s discretion, such bonus may also be subject to a bonus agreement to be developed by the Company and Executive. In any event, except as otherwise explicitly provided below, Executive must remain an active employee of the Company at the time any bonus is paid in order to be eligible for and to earn a bonus for the quarter to which such payment relates.

b. Equity Awards. Executive shall be eligible to be granted such equity awards following the Commencement Date as the Board shall determine in its sole discretion.

c. Paid Time Off. Executive will continue to be eligible for paid vacation, paid sick days and paid Company holidays consistent with the Company’s policies as those policies may be amended from time to time.

d. Benefit Plans. Executive may continue to participate in the benefit programs offered by the Company to its employees from time to time, provided that Executive is eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion.

e. Expenses. The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

4. Severance Benefits (Outside of Change in Control). If Executive is subject to an Involuntary Termination (as defined in Section 4.b below) other than within twelve (12) months following a Change in Control (as defined below), the Company will pay Executive a single lump sum cash severance payment in an amount equal to the sum of (i) six (6) months of Executive’s base salary and (ii) a prorated quarterly bonus based on the portion of time that Executive worked during the quarter in which the Involuntary Termination occurred (assuming full achievement of relevant target milestones) (with such severance payment subject to all applicable taxes and withholdings). In addition, should Executive timely elect and be eligible to continue receiving group health insurance pursuant to “COBRA,” the Company will, until the earlier of (x) the date that is six (6) months following the date of Involuntary Termination, and (y) the date on which Executive obtains alternative coverage (as applicable, the “COBRA Contribution Period”), reimburse Executive on a monthly basis for the full amount of the premiums for such COBRA coverage. To the extent that such reimbursement payments are taxable to Executive, then such reimbursements shall be grossed up by the Company. The remaining balance of any premium costs during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by Executive on a monthly basis for as long as, and to the extent that, Executive remains eligible for COBRA continuation. Executive agrees that, should Executive obtain alternative health insurance coverage prior to the date that is six (6) months following the date of Involuntary Termination, Executive will so inform the Company in writing within five (5) business days of obtaining such coverage.

The foregoing payments are conditioned upon Executive: (i) returning all Company property in Executive’s possession or control, (ii) resigning from any and all positions Executive holds as an officer of, and/or a member of the Board of Directors of, the Company and all of its subsidiaries, to the extent applicable, and (iii) timely executing (and, if applicable, not revoking) a separation and release of claims agreement in a form materially similar to the form attached as Exhibit A to Employee’s previous employment agreement dated on or about July 20, 2016 (the “Release Agreement”), and such Release Agreement becoming irrevocable within 60 days following the date of the Involuntary Termination. The lump sum severance payment shall be made in accordance with the Company’s regular payroll practices, on the first payroll date following the date on which the Release Agreement becomes effective and enforceable (the “Severance Payment Date”), and the COBRA premium reimbursements shall be paid out on a monthly basis in accordance with the Company’s regular payroll practices, with the first payment to be made on the Severance Payment Date; provided, however, that if the 60-Day period following the date of Involuntary Termination begins in one calendar year and ends in the following calendar year, no payments hereunder shall be made or commence prior to January 1 of such following calendar year.

a. Termination for Cause. For purposes of this Agreement, “Cause” means the following: a finding by the Company in good faith that Executive: (i) failed to perform (other than by reason of physical or mental illness or disability for a period of less than three consecutive months or in aggregate less than twenty-six weeks) Executive’s assigned duties diligently or effectively or was negligent in the performance of these duties, provided that the Executive was given prior written notice of such deficiencies and was granted a reasonable opportunity of not less than fourteen (14) days to correct any such deficiencies; (ii) materially breached this Agreement or any other agreement between Executive and the Company; (iii) engaged in willful misconduct, fraud, or embezzlement; (iv) engaged in any conduct that is, or is reasonably likely to be, materially harmful to the business, interests or reputation of the Company; or (v) was convicted of, or pleaded guilty or nolo contendere to, a misdemeanor relating to the Company, a crime involving moral turpitude, or any felony.

b. Termination for Good Reason. “Resignation for Good Reason” means a Separation as a result of Executive’s resignation after one of the following conditions has come into existence without Executive’s written consent (i) Executive’s fixed annual compensation (being Executive’s base salary and non-discretionary bonus, if any) is reduced in aggregate 20% or more compared with Executive’s fixed annual compensation prior to such change(s), (ii) Executive’s duties or responsibilities are materially reduced when compared to Executive’s duties or responsibilities in effect immediately prior to such change, or (iii) the relocation of Executive’s principal place of business to a location more than fifty (50) miles from such principal location, if such relocation increases Executive’s daily commuting distance. A Resignation for Good Reason will not be deemed to have occurred unless Executive gives the Company written notice of the condition giving rise to the attempted Resignation for Good Reason within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving such written notice, and Executive resigns for Good Reason within 30 days after the end of the Company’s remedy period. “Involuntary Termination” means either (x) Executive’s Termination Without Cause or (y) Executive’s Resignation for Good Reason. “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code. “Termination Without Cause” means a Separation as a result of a termination of Executive’s employment by the Company without Cause, provided Executive is willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

c. Standard Termination Benefits. If Executive’s employment with the Company terminates for any reason, Executive will be entitled to receive, in addition to any other benefits set forth herein: (i) payment of his accrued but unpaid Base Salary then in effect through the date of termination; (ii) any accrued and vested benefits under any compensation and benefit arrangements of the Company in which Executive was a participant on the date of termination, determined in accordance with the applicable terms of such arrangements; and (iii) reimbursement for all reasonable business expenses incurred by Executive in the performance of his duties.

5. Change in Control Benefits:

(a) Change in Control and Involuntary Termination: If there is a Change in Control prior to the termination of Executive’s employment with the Company and Executive is subject to an Involuntary Termination within 12 months after the Change in Control, then the Company shall pay Executive a single lump sum cash severance payment in an amount equal to the sum of (i) twelve (12) months of Executive’s base salary and (ii) a full annualized incentive bonus in the amount Executive would have received had Executive worked during the entire year in which the Involuntary Termination occurred (assuming full achievement of relevant target milestones) (with such severance payment subject to all applicable taxes and withholdings). In addition, should Executive timely elect and be eligible to continue receiving group health insurance pursuant to “COBRA,” the Company will, until the earlier of (x) the date that is twelve (12) months following the date of Involuntary Termination, and (y) the date on which Executive obtains alternative coverage (as applicable, the “COBRA Contribution Period”), reimburse Executive on a monthly basis for the full amount of the premiums for such COBRA coverage. To the extent that such reimbursement payments are taxable to Executive, then such reimbursements shall be grossed up by the Company. All premium costs after the COBRA Contribution Period, shall be paid by Executive on a monthly basis for as long as, and to the extent that, Executive remains eligible for COBRA continuation. Executive agrees that, should Executive obtain alternative health insurance coverage prior to the date that is twelve (12) months following the date of Involuntary Termination, Executive will so inform the Company in writing within five (5) business days of obtaining such coverage). In addition, (i) to the extent that the Executive holds any options to acquire common stock of the Company, such options shall become vested in full as of the Severance Payment Date (as defined below) and (ii) to the extent that the Executive holds any Restricted Stock Units (“RSUs”) in respect of common stock of the Company, the time-based and performance-based vesting requirements of the RSUs will be deemed to have been satisfied in full effective as of the Severance Payment Date, provided that (A) with respect to any RSUs granted to the Executive prior to the Commencement Date, the satisfaction of the time-based and performance-based vesting requirements shall not change the time at which shares of Company common stock are delivered under the RSU and for purposes of determining such delivery, the Executive shall be deemed to have continued to perform services on each applicable vesting date and (B) with respect to any RSUs granted to Executive following the Commencement Date, for any Involuntary Termination following the Change in Control, the shares subject to the RSU that have not satisfied the time-based vesting requirement as of the date of the Involuntary Termination shall be delivered promptly following (and no more than 10 days) later than the satisfaction of the requirements in the following sentence.

The foregoing payments are conditioned upon Executive: (i) returning all Company property in Executive’s possession or control, (ii) resigning from any and all positions Executive holds as an officer of, and/or a member of the Board of Directors of, the Company and all of its subsidiaries, to the extent applicable, and (iii) timely executing (and, if applicable, not revoking) a form materially similar to the form of Release Agreement (defined in 4 above), and such Release Agreement becoming irrevocable within 60 days following the date of the Involuntary Termination. The lump sum severance payment shall be made in accordance with the Company’s regular payroll practices, on the first payroll date following the date on which the Release Agreement becomes effective and enforceable (the “Severance Payment Date”), and the COBRA premium reimbursements shall be paid out on a monthly basis in accordance with the Company’s regular payroll practices, with the first payment to be made on the Severance Payment Date; provided, however, that if the 60-Day period following the date of Involuntary Termination begins in one calendar year and ends in the following calendar year, no payments hereunder shall be made or commence prior to January 1 of such following calendar year.

(b) For purposes of this Agreement, “Change in Control” shall mean the consummation of any of the following transactions pursuant to a bona fide offer by an unrelated third party that is not an affiliate of the Company in a single transaction or series of related transactions: (i) the sale or issuance of equity interests of the Company to any unrelated third party (other than (A) a person who is an existing equity holder, (B) any trust, partnership or corporation controlled by an existing equity holder, (C) any employee benefit plan of the Company or any affiliate, or any entity holding equity for or pursuant to the terms of any such employee benefit plan), such that the equity holders of the Company immediately prior to such transaction and their respective affiliates hold less than a majority (i.e., less than 50%) of the total fair market value or total voting power of the then issued and outstanding voting equity interests of the Company immediately following such transaction; (ii) the consummation of a merger of the Company with or into another person if more than one-half of the combined voting power of the continuing or surviving person’s securities outstanding immediately after the merger is owned by persons who were not equity holders or affiliates of equity holders of the Company immediately before the merger; or (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company and its affiliates, taken as a whole, excluding for purposes of (i), (ii), and (iii) above, any grant of security interests in any equity securities or assets of the Company or any affiliates of the Company. Notwithstanding anything herein to the contrary, no event or transaction or series of events or transactions shall constitute a “Change in Control” unless such event or transaction or series of events or transactions constitutes a “change in control event” within the meaning of Treasury Regulation 1.409A-3(i).

6. Protection of Confidential Information. Executive recognizes that by virtue of Executive’s employment with the Company, Executive will be granted otherwise prohibited access to trade secrets and other confidential and proprietary information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at substantial expense, and which is confidential in nature or otherwise of great competitive value to the Company (“Confidential Information”). Confidential Information includes, but is not limited to, trade secrets, information relating to the Company’s practices and methods of doing business; sales, marketing, and service strategies, programs, technologies, and procedures; customers and prospective customers, including, but not limited to, their particularized requirements and preferences, their product specifications, the identity and authority of their key contact persons, payment methods, and order histories and patterns; service, product and material costs; pricing structures; bids; responses to requests for proposals; bonus and incentive plans; vendors and sources of supply; financial position and business plans; computer programs and databases; research projects; new product and service developments; compositions, formulas, patterns, compilations, programs, techniques, devices, processes, plans, designs, and drawings; and any other information of the Company, its affiliates, or any of its vendors or customers, which the Company informs Executive, or which Executive should know by virtue of Executive’s position or the circumstances in which Executive learned it, is to be kept confidential. Confidential Information does not include information that is publicly available or otherwise known in the industry but not as a result of Executive’s violation of his obligations under this Agreement. Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Executive does not need prior authorization (or to give notice to) the Company regarding any such communication or disclosure. Notwithstanding the foregoing, under no circumstance is Executive authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product.

(i) Executive will not, at any time during or after Executive’s employment with the Company, disclose, use or permit others to use any Confidential Information, except as required in the course of Executive’s employment for the benefit of the Company.

(ii) Executive will take all reasonable measures during and after Executive’s employment with the Company to protect the Confidential Information from any accidental or unauthorized disclosure or use.

(iii) Notwithstanding Executive’s confidentiality and nondisclosure obligations as set forth above, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

7. Return of Property. Upon the voluntary or involuntary termination of Executive’s employment with the Company, or at any time requested by the Company, Executive shall return to the Company all literature, correspondence, memoranda, reports, summaries, manuals, proposals, contracts, documents, computer disks and other electronic storage media, computer programs, mobile/smart phones, pagers, computers, and other materials and equipment of any kind which relate to the business of the Company, including specifically, but not exclusively, all materials which comprise or refer to the Company’s Confidential Information. It is understood and agreed that all such materials are, and will remain, the exclusive property of the Company and that Executive will not retain any copy, facsimile or note memorializing any such materials or the contents thereof. Further while employed by the Company, Executive shall not, except for the benefit of the Company, use, copy or duplicate any Company documents or other materials.

8. Developments. Executive agrees as follows with regard to any developments that relate to the Company’s business or Confidential Information, or that Executive conceives, makes, develops or acquires during the term of his employment with the Company and within the scope of his/her employment by the Company, including, but not limited to, any trade secrets, discoveries, inventions, improvements, ideas, programs, formulas, diagrams, designs, plans and drawings, whether or not reduced to writing, patented, copyrighted or trademarked (“Developments”):

(i) Executive shall promptly and fully disclose all Developments to the Company, and shall prepare, maintain, and make available to the Company adequate and current written records of such Developments and all modifications, research, and studies made or undertaken by Executive with respect thereto.

(ii) All Developments and related records shall become and remain the exclusive property of the Company and, to the extent Executive has any rights thereto, Executive hereby assigns all such rights, title, and interest to the Company and waives any moral rights he/she may have in any Developments.

(iii) Upon request by the Company, the Executive at any time, whether during or after his employment by the Company, shall execute, acknowledge and deliver to the Company, all assignments and other documents which the Company deems necessary or desirable to: (a) vest the Company with full and exclusive right, title, and interest to such Developments, and (b) enable the Company to file and prosecute an application for, or acquire, maintain or enforce, all letters of patent, trademark registrations, and copyrights covering such Developments.

(iv) Executive understands that the foregoing provisions regarding assignments do not apply to any Developments for which no equipment, supplies, facility or trade secret information of the Company was used, and which were developed entirely on Employee’s own time, unless the Developments: (a) relate to the Company’s business or to its actual or demonstrably anticipated research or development, or (b) result from any work performed by Executive for the Company.

Notwithstanding the foregoing provisions of this Section 8, the parties acknowledge and agree that, subject to the Executive’s ongoing obligations to protect the Company’s Confidential Information under Section 6 above, the Executive’s own proprietary Sales Methodology, Operations Control Book and other product/practices/processes related to the foregoing and their derivate works are recognized as prior inventions of Executive and not Developments for purposes of this Agreement.

9. Restrictions on Solicitation and Competition. Executive recognizes that by virtue of Executive’s employment with the Company, he may be introduced to and extensively involved in the servicing of long-standing customers of the Company; that he may be extensively involved in soliciting and servicing new customers identified, developed and/or secured by the Company during his employment; and that he may be afforded numerous and extensive resources to assist him in soliciting and servicing such customers. Executive understands and agrees that all efforts expended in soliciting and servicing the Company’s customers shall be for the exclusive benefit of the Company; that the Company shall secure and retain a proprietary interest in all such customers; and that Executive will not, during the Restricted Period, knowingly undertake any action which could reasonably be expected to disturb the Company’s relationship with its customers in any material respect. Executive acknowledges the Company’s legitimate interest in protecting its Confidential Information, customer relationships, referral relationships and general goodwill during Executive’s employment with the Company and for a reasonable period of time following the termination of Executive’s employment with the Company. Accordingly, Executive agrees that, during his employment with the Company and for a period of one (1) year following the voluntary or involuntary termination of his employment for any reason (the “Restricted Period”):

(i) Executive will not, directly or indirectly, without the express written consent of the Company, hire, employ, engage, or attempt to hire, employ or engage any Company Employee, or otherwise solicit, request, entice, or induce any Company Employee to terminate his/her or her employment or engagement with the Company, for the purpose of engaging in business activities that are competitive with the Company’s business activities. The term “Company Employee” means an employee of the Company with whom Executive interacted for business purposes at any time during the six (6) month period immediately preceding the termination of Executive’s employment with the Company and who was employed by the Company at any time within the last sixty (60) days of Executive’s employment with the Company.

(ii) Executive will not directly or indirectly, solicit or accept business from any Company Customer, where such business would be competitive with the Company’s business or services. The term “Company Customer” means (i) any customer of the Company to whom Executive played a role in selling, rendering or providing the Company’s services at any time during the one (1) year period immediately preceding the termination of his employment; (ii) any entity for which Executive orchestrated, developed, supervised, coordinated or participated in marketing strategy, marketing plans and marketing campaigns; bid submissions; or responses to requests for proposals on behalf of the Company at any time during the one (1) year period immediately preceding the termination of his employment; or (iii) any entity as to which Executive acquired Confidential Information at any time during his employment with the Company.

(iii) Executive will not, on his own behalf, or through acceptance of any consulting engagement, assignment or employment with any third party, compete against the Company for work under any government contract held by the Company at any time during the Restricted Period, or under any re-compete, re-bid, extension or modification thereof. Nothing in this paragraph is intended to restrict Executive from accepting any consulting engagement, assignment or employment with any third party, including any Company Customer, to provide services that would not compete with the Company’s business or services.

(iv) Executive will not directly or indirectly, knowingly interfere, or attempt to interfere with any relationship the Company has with any of its vendors or suppliers in any material respect.

10. Reasonableness of Restrictions. Executive acknowledges that the restrictions set forth in Sections 6, 7, 8, and 9 of this Agreement are reasonable to protect the Company’s legitimate business interests and that such restrictions do impose an undue burden on Executive. Executive further agrees that his breach of Sections 6, 7, 8 or 9 of this Agreement would cause the Company immediate and irreparable harm and that the Company may pursue preliminary and permanent injunctive relief to enforce Sections 6, 7, 8 or 9.

11. Assignment. All of the provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable by Executive.

12. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Amendment, Waiver. Neither Executive nor the Company may modify, amend, or waive the terms of this Agreement other than by a written instrument signed by Executive and the Company. Either party’s waiver of the other party’s compliance with any specific provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof.

14. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Executive at Executive’s last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Manager of the Company, or to such other address as either party may specify by notice to the other actually received.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Executive’s employment with the Company, including, without limitation, the Executive Employment Agreement between Executive and the Company dated July 20, 2016, provided that any outstanding Company equity awards shall remain subject to the applicable equity award agreement with only the specific modifications set forth herein. By entering into this Agreement, Executive certifies and acknowledges that Executive has carefully read all of the provisions of this Agreement, and that Executive voluntarily and knowingly enters into said Agreement.

16. Advice of Counsel and Construction. The parties acknowledge that all parties to this Agreement have been represented by counsel, or had the opportunity to be represented by counsel of their choice. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by all parties. Additionally, neither the drafting history nor the negotiating history of this Agreement may be used or referred to in connection with the construction or interpretation of this Agreement.

17. Governing Law. This is a Maryland contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Maryland, without regard to the conflict of laws principles thereof.

18. Effect of Excise Tax and Limit on Golden Parachute Payments.

(a) Contingent Reduction of Parachute Payments. If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any of its subsidiaries or any other person or entity to the Executive or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (each, a “Payment”, and collectively, the “Payments”) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) (such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, the “Excise Tax”), then the Executive will receive the greatest of the following, whichever gives the Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (1) the Payments or (2) one dollar less than the amount of the Payments that would subject the Executive to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount, then the reduction will be determined in a manner which has the least economic cost to the Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to the Executive, until the reduction is achieved. Any reductions pursuant to this Section shall be made in a manner intended to be consistent with the requirements of Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidelines that may be issued after the Commencement Date (“Section 409A”).

(b) Determination of the Payments. All determinations required to be made under this Section 9, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm or national law firm designated by Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. The Executive shall cooperate with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(c) Adjustments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of a determination hereunder, it is possible that Payments will be made which should not have been made under clause (a) of this Section 18 (“Overpayment”) or that additional Payments which are not made pursuant to clause (a) of this Section 18 should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to Company together with interest at the applicable Federal rate provided in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service or a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by Company to or for the benefit of the Executive, together with interest at the applicable Federal rate provided in Section 7872(f)(2) of the Code.

(d) Consultation. The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 18 and the application of Sections 4999 and 409A of the Code; provided, that neither the Company nor any of its subsidiaries, employees or representatives shall have any liability to the Executive with respect thereto.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by Executive, as of the date first above written.

IronNet Cybersecurity, Inc.

By:	/s/ William Welch	Date: 9/13/2019
Name: Title:	William Welch Co-CEO

Executive

James Gerber:	/s/ James Gerber	Date: 9/11/2019